CANADA SOUTHERN PETROLEUM LTD.

News Release

FALL 2005 DRILLING PROGRAM UPDATE

CALGARY, Alberta, September 27, 2005 -- Canada Southern Petroleum Ltd. (the “Company”) (NASDAQ: CSPLF; TSX: CSW) announces it has commenced its fall 2005 drilling program, which may include up to four wells.

The Buick Creek d-60-c/94-A-14, the second 100% working interest well in the program, is currently drilling and is expected to encounter several potential horizons.

The first well of this program, Siphon 15-05-086-16W6M, was recently drilled but was dry and abandoned.  Information obtained from this well is being incorporated into the 3-D seismic interpretation of the area.  Results of this re-interpretation will assist in the evaluation of the prospectivity of two other drilling locations in the Siphon area.

The Company is also planning to drill up to 3 wells in the Mike/Hazel area in the upcoming winter drilling season, depending upon availability of equipment.

The fall drilling program and its associated funding were approved by the Board of Directors as previously disclosed on August 11, 2005.

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Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada.  The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada.  The Company’s common shares are traded on the NASDAQ SmallCap Market under the symbol “CSPLF,” and on the Toronto Stock Exchange under the symbol “CSW”.  The Company has 14,491,165 shares outstanding.

This document may contain certain forward-looking statements relating, but not limited, to operations, financial performance, business prospects and strategies of the Company.  Forward-looking information typically contains statements with words such as "anticipate", "believe", "expect", "plan", "intend" or similar words suggesting future outcomes or statements regarding an outlook on, without limitation, commodity prices, estimates of future production, the estimated amounts and timing of capital expenditures, anticipated future debt levels and royalty rates, or other expectations, beliefs, plans, objectives, assumptions or statements about future events or performance.

Shareholders are cautioned not to place undue reliance on forward-looking information.  By its nature, forward-looking information of the Company involves numerous assumptions, inherent risks and uncertainties both general and specific that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur.  These factors include, but are not limited to: the pricing of natural gas and oil; the effects of competition and pricing pressures; risks and uncertainties involving the geology of natural gas and oil; operational risks in exploring for, developing and producing natural gas and oil; the uncertainty of estimates and projections relating to production, costs and expenses; the significant costs associated with the exploration and development of the properties on which the Company has interests, particularly the Kotaneelee field; shifts in market demands; risks inherent in the Company's marketing operations; industry overcapacity; the strength of the Canadian economy in general; currency and interest rate fluctuations; general global and economic and business conditions; changes in business strategies; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserves estimates; various events which could disrupt operations, including severe weather conditions, technological changes, our anticipation of and success in managing the above risks; potential increases in maintenance expenditures; changes in laws and regulations, including trade, fiscal, environmental and regulatory laws; and health, safety and environmental risks that may affect projected reserves and resources and anticipated earnings or assets.  See also the information set forth under the heading "Information Concerning the Oil and Natural Gas Industry" in our 2004 Annual Information Form.  Statements relating to "reserves" are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions that the reserves described can be profitably produced in the future.

We caution that the foregoing list of important factors is not exhaustive.  We undertake no obligation to update publicly or revise the forward-looking information provided in this document, whether as a result of new information, future events or otherwise, or the foregoing list of factors affecting this information.

For further information contact: John W. A. McDonald, President and Chief Executive Officer, at (403) 269-7741.